Exhibit 99.1
News Release

Company Contact:	Jeff Hall Chief Financial Officer (408) 875-6800 jeff.hall@kla-tencor.com Kyra Whitten Sr. Director, Corporate Communications (408) 875-7819 kyra.whitten@kla-tencor.com

FOR IMMEDIATE RELEASE
KLA-TENCOR PROVIDES UPDATE ON SPECIAL COMMITTEE INVESTIGATION
SAN JOSE, Calif., June 30, 2006 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that a Special Committee of the Company’s Board of Directors has reached a preliminary conclusion that the actual measurement dates for financial accounting purposes of certain stock option grants issued in prior years likely differ from the recorded grant dates of such awards. The Special Committee has not completed its investigation and is continuing its review of these matters. The Special Committee has not yet determined whether any resulting compensation charges are material or whether the Company ultimately will restate previously issued financial statements.
The Company previously announced that its Board of Directors has appointed a Special Committee of independent directors to conduct an internal investigation relating to stock options granted to members of senior management and the employees of the Company. The Special Committee, assisted by independent legal counsel and accounting experts, is investigating the timing of such grants, as well as their related accounting treatment.
Based on the Special Committee’s investigation to date, the Company now anticipates that it may record additional non-cash charges for stock-based compensation expense. The Company has not yet determined the amount of such charges or the resulting tax impact of these actions. In the event that the Company determines that these items are material, KLA-Tencor may be required to restate its financial statements for the relevant prior fiscal periods.
Forward Looking Statements: Statements in this press release regarding KLA-Tencor’s financial statements for prior periods and the possible conclusions or determinations to be made by the Board of Directors, the Audit Committee, or the Special Committee are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, the Special Committee, and the Company’s independent public accountants concerning matters related to the company’s stock option grants.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com